Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is executed on and entered into as of July 9, 2019, (the “Effective Date”), by and among Ampio Pharmaceuticals, Inc., a Delaware corporation headquartered at 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112 (the “Company”), and Daniel Stokely, an individual (“Executive”) (the Company and Executive each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS,  the Company is a duly organized Delaware corporation, with its principal place of business within the State of Colorado;

WHEREAS, the Company is a publicly-traded company in the business of developing and marketing pharmaceutical products;

WHEREAS, the Company develops and maintains certain trade secret, proprietary, and other confidential information that is of great value to the Company and to which Executive will have access during Executive’s employment with the Company, and of which Executive will be required to protect both during and subsequent to his employment with the Company;

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer & Corporate Secretary, and Executive desires to accept such employment;

WHEREAS, the Company has determined that it is in the best interests of the Company to assure that the Company will have the continued dedication of Executive and, in order to accomplish this objective, the Company and Executive are entering into this Agreement; and

WHEREAS, Executive desires to serve in such position pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations set forth herein, the Company and Executive hereby agree as follows:

1.         Employment.  Subject to the terms set forth herein, the Company agrees to employ Executive as Chief Financial Officer &  Corporate Secretary (the “CFO”), and Executive hereby accepts such employment.  As the CFO of the Company, Executive shall have such authority, perform such duties, and fulfill such responsibilities commonly incident to such positions for publicly-traded entities, as well as those that are delegated to Executive by the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company (the “Board”), as may be determined from time to time.  While employed, Executive shall report to the CEO, and Executive shall devote Executive’s full business time and attention to Executive’s duties as the CFO and to the business and affairs of the Company and shall use Executive’s reasonable best efforts to advance the interests of the Company; provided, however, that Executive may engage in outside activities in accordance with Section 5 below.

2.         Employment Period.

(a)        Employment Period.  Executive’s period of employment with the Company under this Agreement shall begin on July 31, 2019 (the “Start Date”) and shall continue for an initial term of three (3) years  from the Start Date or until terminated by either the Company or Executive in accordance with Section 6 hereof (such period of employment being the “Employment Period”).

(b)        Renewal.  The initial term shall automatically renew for an additional one-year (1-year) period commencing on the three-year  (3-year) anniversary of the Start Date, and continuing in the same fashion each year thereafter, unless either Party provides written notice of non-renewal to the other Party at least thirty (30) days prior to expiration of the term current at the time of notice.

3.        Compensation.  In consideration for the continuing services of Executive hereunder during the Employment Period, the Company shall provide the following:

(a)        Base Salary.  The Company shall pay to Executive an annual salary of $285,000, less applicable taxes and withholdings (“Base Salary”), which shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices.  Executive’s Base Salary shall be reviewed annually (consistent with the Company’s current review cycle) for possible adjustment.  The Base Salary may be adjusted only by recommendation of the Compensation Committee of the Board and ratified by the Compensation Committee or a majority of the independent members of the Board.

(b)        Equity and Long-Term Compensation.  The Company hereby agrees to grant Executive an option to purchase 430,000 shares of the Company’s common stock (the “Option”) at an exercise price equal to the closing price of the Company’s common stock as reported by the New York Stock Exchange on the Start Date.  The Option shall vest fifty percent (50%) on the Start Date and the remainder three-hundred sixty-five (365) days after the Start Date.  The Option shall be subject to the terms and conditions of the Ampio Pharmaceuticals, Inc. 2010 Stock Option and Incentive Plan, as amended, and a Stock Option Agreement, to be executed.  During the Employment Period, and subject to approval of the Board’s Compensation Committee, Executive shall also be eligible to participate in any equity and/or other long-term compensation programs established by the Company as set forth from time to time for senior executive officers.  Executive’s target annual equity award opportunity shall be determined by the Compensation Committee and shall be no less favorable than the target equity award opportunity available to other similarly-situated senior executives of the Company generally, with the actual award to be determined by the Compensation Committee on a basis not less favorable to Executive than to other similarly-situated senior executives of the Company generally.

(c)        Additional Compensation.  Subsections 3(a) and 3(b) above establish Executive’s primary compensation during the Employment Period, but shall not preclude the Board,  in the sole discretion of the Board,  from awarding Executive a higher salary, additional equity awards, or other bonus compensation, up to fifty percent (50%) of the Base Salary, based on achievement of corporate and personal goals as established by the CEO and confirmed by the Compensation Committee of the Board during the Employment Period.

(d)        Employee Benefit Plans; Paid Time Off.

(i)         Benefit Plans.  During the Employment Period, Executive shall be an employee of the Company and shall be entitled to participate, on terms and conditions not less favorable to Executive than other similarly-situated senior executives of the Company generally, in the Company’s (A) tax-qualified defined contribution retirement plans, if any; (B) group life, health, and disability insurance plans, if any; and (C) any other employee benefit plans and programs and perquisites, if any, in accordance with the Company’s customary practices with respect to other similarly-situated senior executives of the Company generally; provided that Executive’s participation shall be subject to the terms of such plans and programs (including being a member of the class of employees currently eligible to commence participation in the plan or program); and provided,  further, that nothing herein shall limit the Company’s right to amend or terminate any such plans or programs in its sole discretion at any time.

(ii)       Paid Time Off.  Executive shall be entitled to four (4) weeks of paid vacation time each year during the Employment Period (measured and accrued on a fiscal- or calendar-year basis, in accordance with the Company’s usual practices and policies), as well as sick leave, holidays, and other paid absences in accordance with the Company’s policies and procedures for employees and senior executives.

(e)        Expenses.  The Company shall reimburse Executive for Executive’s ordinary and necessary business expenses incurred in connection with the performance of Executive’s duties under this Agreement upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require.

(f)        Commuting and Relocation Expenses.  The Company shall reimburse Executive for reasonable commuting and corporate-supported housing expenses, up to a maximum of six-thousand U.S. Dollars (US$6,000) per month for up to six (6) months (“Commuting Expenses”),  as well as for reasonable moving expenses and realtor fees incurred as a result of moving Executive and Executive’s family to a residence in the State of Colorado near the Company (“Relocation Expenses”).  The Commuting Expenses and Relocation Expenses shall be paid to Executive in accordance with the Company’s expense reimbursement policies, if any, and in any event only following presentation of itemized receipts evidencing such expenses and, so long as such receipts have been presented, the Commuting Expenses and Relocation Expenses shall be paid during Executive’s first year of employment.  Additional funds provided Executive to compensate for taxes paid by Executive on relocation expense reimbursements shall not exceed $15,000. However, if Executive’s employment is terminated by Executive for any reason, or by the Company for Cause (as defined below), on or before the date that is six (6) months from the Start Date, then the Relocation Expenses shall be repaid in full by Executive to the Company.  Commuting Expenses and Relocation Expenses shall also be repaid by Executive to the Company at a pro-rated amount, as set forth below, if Executive’s employment is terminated by Executive for any reason, or by the Company for Cause, at any time after any date that is six (6) months but earlier than eighteen (18) months from the Start Date.

Executive’s Duration of Employment with the Company (Calendar Days Continuously Employed After Effective Date)	Percentage of Commuting and Relocation Expenses Executive Must Repay to the Company
0 - 182 days	100%
183 - 272 days	75%
273 - 365 days	50%
366 - 547 days	25%

4.         Principal Place of Employment.  Executive’s principal place of employment during the Employment Period shall be at the Company’s principal executive offices at 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112, subject to travel to such other locations as shall be necessary to fulfill Executive’s employment duties.

5.         Outside Activities and Board Memberships.  During the Employment Period, Executive shall not provide services on behalf of any other entity or business that competes with the Company or any of its Affiliates (as defined below) (each, a “Competitive Business”), or any subsidiary or Affiliate of any such Competitive Business, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer, or director; nor shall Executive acquire, by reason of purchase during the Employment Period, the ownership of more than one percent (1%) of the outstanding equity interest in any such Competitive Business.  Subject to the foregoing, Executive may serve on boards of directors of unaffiliated corporations, subject to approval by the Board, which shall not be unreasonably withheld, and boards of directors of not-for-profit organizations and trade associations, subject to approval by the Board in accordance with the Company’s policies and procedures.  Except as specifically set forth herein, Executive may engage in personal business and investment activities, including personal investments in the stocks, securities, and obligations of other financial institutions (or their holding companies); provided, however, that in no event shall Executive’s outside activities, services, personal business, and investments materially interfere with the performance of Executive’s duties under this Agreement or be permitted to create a conflict of interest (or apparent conflict of interest) with the Company.  Nothing in this Section 5 shall limit any of Executive’s obligations under Section 9 hereof.

6.         Termination of Employment.

(a)        Termination by the Company without Cause;  or Termination by Executive for Good Reason.

(i)         The Company shall have the right to terminate Executive’s employment at any time during the Employment Period without Cause by giving notice to Executive as described in Section 6(d).

(ii)       In the event that the Company terminates Executive’s employment during the Employment Period without Cause:

(A)       The Company shall pay or provide to Executive any Accrued Obligations; and

(B)       Subject to Section 6(e), the Company shall pay to Executive a cash payment in an amount equal to six  (6) months of Executive’s Base Salary as of the Termination Date (as defined below), less applicable taxes and withholdings (the “Severance Payment”), payable to Executive within sixty (60) days following the date of termination; provided, however, that Executive has a duty to mitigate any Severance Payment provided under this Agreement and, accordingly, any such Severance Payment made to Executive will be offset by any and all compensation Executive may receive from other employment subsequent to his employment with the Company, thereby requiring Executive to return to the Company any portion of the Severance Payment that is offset by such compensation within thirty (30) days of receipt of the offsetting compensation; and

(C)       Subject to Section 6(e),  effective as of the Termination Date, the vesting and exercisability of all then outstanding equity awards (excluding such portion of any equity awards (i) whose vesting is based on performance-based criteria and (ii) that is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (other than options granted at fair market value) (each, a “Performance-Based Award”)) held by Executive shall accelerate in full.  The time-based vesting and exercisability (if any) of all Performance-Based Awards held by Executive shall accelerate effective as of the Termination Date.  Any Performance-Based Award shall become vested and exercisable only if the applicable performance-based criteria are satisfied at the end of the applicable period relating to such award, at which time such Performance-Based Award shall become vested and exercisable on a pro-rated basis by multiplying such Performance-Based Award by a fraction, the numerator of which is the number of full months Executive was employed  by the Company during the applicable performance period, and the denominator of which is the total number of months in such performance period.  The term of any option that is treated as a Performance-Based Award shall include any period referred to in the preceding sentence during which the option shall not be terminated.  Any Performance-Based Award for which the performance criteria are not satisfied within the applicable performance period shall terminate at the end of such period.

(iii)      Subject to Section 6(e), in the event Executive terminates Executive’s employment for Good Reason (as defined below),  and upon giving notice to the Company as described in Section 6(d),  Executive shall be entitled to any Accrued Obligations and three (3) months of Executive’s Base Salary as of the Termination Date, less applicable taxes and withholdings (also the “Severance Payment”), to be paid within sixty (60) days following the date of termination.

(b)        Termination by the Company for Cause;  or Termination by Executive without Good Reason.

(i)         The Company shall have the right to terminate Executive’s employment at any time during the Employment Period for Cause by giving notice to Executive as provided in Section 6(d) hereof.  In the event Executive’s employment is terminated for Cause, the Company’s sole obligation shall be to pay or provide to Executive any Accrued Obligations.

(ii)       Likewise, in the event Executive’s employment is terminated by Executive without Good Reason, the Company’s sole obligation shall be to pay or provide to Executive any Accrued Obligations.

(c)        Termination by Reason of Death or Disability of Executive.

(i)         In the event of Executive’s death during the Employment Period, the Company’s sole obligation shall be to pay to Executive’s legal representatives any Accrued Obligations.

(ii)       The Company shall be entitled to terminate Executive’s employment due to Executive’s Disability (as defined below).  If Executive’s employment hereunder is terminated due to Executive’s Disability, the Company’s sole obligation shall be to pay or provide to Executive any Accrued Obligations.

(d)        Notice; Effective Date of Termination.  Notice of termination of employment under this Agreement shall be communicated by or to Executive (on one hand) or the Company (on the other hand) in writing in accordance with Section 14.  The date of termination of Executive’s employment pursuant to this Agreement (the “Termination Date”) shall be effective on the earliest of:

(i)         immediately after the Company gives notice to Executive of Executive’s termination without Cause, unless the parties agree to a later date, in which case, termination shall be effective as of such later date;

(ii)       immediately upon approval by the Board of termination of Executive’s employment for Cause;

(iii)      immediately upon Executive’s death;

(iv)       in the case of termination by reason of Executive’s Disability, the date on which Executive is determined to be permanently disabled for purposes of the Company’s long-term disability plan or policy that covers Executive or as defined herein; or

(v)        thirty (30) days after Executive gives written notice to the Company of Executive’s resignation from employment under this Agreement (including for Good Reason), provided that the Company in its sole discretion may set an earlier Termination Date at any time prior to the date of termination of employment, in which case Executive’s resignation shall be effective as of such other date.

(e)        General Release of Claims.  Executive shall not be entitled to any Severance Payment or other payment or benefit pursuant to Section 6(a)(ii)(B) or (C) or Section 6(a)(iii) (the “Severance Benefits”) in the event Executive’s employment terminates without Cause or for Good Reason, unless (i) Executive has executed and delivered to the Company a general release of claims (in the form attached hereto as Exhibit B) (the “Release”) and (ii) such Release has become irrevocable under the Age Discrimination in Employment Act not later than thirty-two (32) days after the Termination Date.  Executive’s entitlement to the Severance Benefits is further conditioned upon complying with the terms of Sections 6(i), 8,  and 9 hereof.  The Company shall deliver to Executive a copy of the Release not later than three (3) days after the Termination Date.  In the event that the thirty-two  (32) day period referenced above begins and ends in different taxable years, any payments or benefits under this Agreement that constitute nonqualified deferred compensation under Section 409A of the Code and the payment or settlement of which is conditioned on the effectiveness of the Release shall be paid in the later taxable year.

(f)        No Other Severance Benefits.  Executive acknowledges and agrees that the Severance Benefits, and other rights and benefits provided under this Agreement, if any, upon termination are in lieu of, and not in addition to, any payments and/or benefits to which Executive may otherwise be entitled under any severance plan, policy, or program of the Company, except as may be provided in any change of control agreement between Executive and the Company.

(g)        Payment of Obligations.  Notwithstanding anything to the contrary herein, any payment obligation of the Company under this Agreement may be satisfied in whole or in part by payment by the Company or any Affiliate, and any such payment shall, for purposes of this Agreement, be treated as if made by the Company.

(h)        Resignation from Positions.  Upon termination of Executive’s employment for any reason, Executive shall promptly (i) resign from all positions (including, without limitation, any management, officer, or director position) with the Company and its Affiliates and (ii) relinquish any power of attorney, signing authority, trust authorization, or Company account signatory authorization that Executive may hold on behalf of the Company or its Affiliates.  Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company and the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf such documentation as may be necessary or appropriate for the limited purposes of effectuating such resignations and relinquishments.

(i)         Return of Company Property.  On or before the Termination Date, Executive shall return to the Company any and all Company property, including but not limited to any computer or other electronic equipment, and any documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from, the Company that are in Executive’s possession, custody, or control, including but not limited to any such materials that may be at Executive’s home or that may be stored on any electronic devices not belonging to the Company.  Upon the Company’s request, Executive shall return or destroy any copies, including electronic copies, of any Company information, including any Company Trade Secret and Confidential Information, as described in Section 8 of this Agreement.

(j)         Section 280G.  Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 6(j) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.  Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(i)         the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(ii)       all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

If, notwithstanding the initial application of this Section 6(j), the Internal Revenue Service determines that any Covered Payment constitutes an excess parachute payment (as defined by Section 280G(b) of the Code), this Section 6(j) will be reapplied based on the Internal Revenue Service’s determination, and Executive will be required to promptly repay the portion of the Covered Payments required to avoid imposition of the Excise Tax together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Executive’s receipt of the excess payments until the date of repayment.  Any determination required under this Section 6(j), including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion.  Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 6(j).  The Company’s determinations shall be final and binding on the Company and Executive.

7.         Definitions.

(a)        “Accrued Obligations” means (i) any accrued and unpaid Base Salary of Executive through the date of termination of employment, payable pursuant to the Company’s standard payroll policies, (ii) any compensation and benefits to the extent payable to Executive based on Executive’s participation in any compensation or benefit plan, program, or arrangement of the Company through the date of termination of employment, payable in accordance with the terms of such plan, program, or arrangement, and (iii) any expense reimbursement to which Executive is entitled under the Company’s standard expense reimbursement policy (as applicable) and Section 3(e), Section 3(f) to the extent not repayable by Executive pursuant to that section, and Section 10 hereof.

(b)        “Cause” means, in the sole discretion of a majority of membership of the Board, Executive’s failure or refusal to substantially perform Executive’s duties hereunder; personal or professional dishonesty that could reasonably be expected to have a materially adverse impact on the financial interests or business reputation of the Company; incompetence; willful misconduct; breach of fiduciary duty (including duties involving personal profit); breach of the Company’s code of ethics; breach of the Company’s codes of conduct and personnel policies; breach of the Company’s compliance policies; material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Company; willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company; willful violation of any law, rule, or regulation, or final cease-and-desist order (other than routine traffic violations or similar offenses); the unauthorized use or disclosure of any trade secret, proprietary, or confidential information of the Company (or any other party as to which Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company), including

Trade Secret and Confidential Information as defined in Section 8;  failure to follow the reasonable and lawful directives of the CEO or the Board pertaining to Executive’s duties with the Company; commission of an act of fraud, embezzlement, or misappropriation by Executive with respect to Executive’s relations with the Company or any of its employees, customers, agents, or representatives; or any material breach of any provision of this Agreement.  For purposes hereof, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without an objectively reasonable belief that Executive’s action or omission was in the best interests of the Company.  Any act or failure to act, whether based upon the direction of the Board or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c)        “Good Reason” means, without Executive’s written consent: (i) there is a material reduction of the level of Executive’s compensation (except where there is a general reduction also applicable to the other members of the senior executive team), or (ii) there is a material reduction in Executive’s overall responsibilities or authority, or scope of duties (it being understood that the occurrence of a change in control shall not, by itself, necessarily constitute a reduction in Executive’s responsibilities or authority).  No event shall be deemed to be “Good Reason” if the Company has cured the event (if susceptible to cure) within thirty (30) days of receipt of written notice from Executive specifying the event or events that, absent cure, would constitute “Good Reason.”

(d)        “Disability” means that Executive is deemed disabled for purposes of the Company’s long-term disability plan or policy that covers Executive; provided, however, that if the Company does not have a long-term disability plan or policy at the time of the “Disability,” “Disability” shall mean such physical or mental condition of Executive, including, without limitation, alcoholism or drug addiction, which renders Executive incapable, with or without reasonable accommodation, of performing the essential functions of Executive’s duties or obligations required under this Agreement for a period in excess of ninety (90) consecutive days or one-hundred eighty (180) nonconsecutive days in any three-hundred sixty-five (365) day period, as determined by the Company in its reasonable discretion and in compliance with all applicable laws.

8.         Nondisclosure of Trade Secret and Confidential Information.

(a)        Trade Secret and Confidential Information.  Executive acknowledges that the Company possesses certain trade secrets and other confidential and proprietary information, which it has acquired and developed or will acquire and develop at great effort and expense, to which Executive will be exposed during Executive’s employment with the Company.  Such information includes, without limitation, trade secret and other proprietary information, whether in tangible or intangible form, regarding the Company’s and its Affiliates’ products and services, marketing strategies, financial affairs, organizational and personnel matters, business plans, operations, costs, current or prospective customer, client, and vendor information, product concepts, designs, or specifications, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Company’s business and other nonpublic matters, or concerning those of third parties entrusted to the Company in its business dealings (collectively referred to in this Agreement as “Trade Secret and Confidential Information”).  Due to Executive’s employment with the Company, Executive will have access to, will become acquainted with, and/or may help develop, such Trade Secret and Confidential Information.  Trade Secret and Confidential Information shall not include information readily available in the public domain so long as such information was not made publicly available through fault of Executive or wrong doing by any other individual.

(b)        Non-Use or Disclosure.  Executive will not, except as required to conduct the Company’s business, either during Executive’s employment or subsequent thereto, use, copy, or disclose any Trade Secret and Confidential Information.  All Trade Secret and Confidential Information of the Company shall remain the sole property of the Company, shall not be copied without written permission of the Company, and shall be returned immediately to the Company by Executive upon Executive’s termination of employment or at the Company’s earlier request.  After termination of Executive’s services with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  The confidentiality provisions contained herein are in addition to and not in limitation of Executive’s duties as an officer and director under applicable law.  For purposes of this Section 8 and Section 9, references to the Company and its Affiliates shall include their predecessor and any successor entities.  Notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any federal or state trade secret law for a disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure.  Further, nothing in this Agreement prohibits Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any federal Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Executive does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that Executive has made such reports or disclosures.

9.         Non-Solicitation; Non-Competition; Intellectual Property; and Post-Termination Cooperation.

(a)        Need for Limited Non-Solicitation and Non-Compete Restrictive Covenants.  Executive acknowledges that the Company has spent and will continue to expend substantial amounts of time, money, and effort to develop its business strategies, Trade Secret and Confidential Information, customer relationships, goodwill, and employee relationships, and that Executive will benefit from these efforts.  Executive also acknowledges that Executive’s knowledge and use of the Company’s business strategies, Trade Secret and Confidential Information, customer relationships, goodwill, and employee relationships to compete against the Company in an unrestricted manner would be unfair and extremely detrimental to the Company.  Accordingly, for these legitimate business reasons, Executive acknowledges the Company’s need to protect its Trade Secret and Confidential Information and business interests by reasonably restricting Executive’s ability to compete with the Company on a limited basis to the extent permitted by law.

(b)        Definitions.  For purposes of this Agreement, the Parties agree that the following terms shall apply:

i.          “Affiliate” means, as to any person or entity, any other person or entity (i) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such person or entity, or (ii) that has the power directly or indirectly to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract, or otherwise;

ii.         “Competitive Capacity” means performing the same or similar duties to those performed by Executive on behalf of the Company at any time during the twenty-four month (24-month) period preceding Executive’s Termination Date;

iii.        “Competitive Products” means any product or service that directly or indirectly competes with, is substantially similar to, or serves as a reasonable substitute for, any product or service that is distributed, developed, or provided by the Company;

iv.        “Competitor” means any person or entity that offers or is actively planning to offer any Competitive Products;

v.         “Customer Base” means all accounts, clients, vendors, or customers with whom the Company had material contact within the Geographic Territory, and all prospective accounts, clients, vendors, or customers contacted by Executive or to whom Executive had direct access at any time during the twenty-four month (24-month) period preceding Executive’s Termination Date;

vi.        “Geographic Territory” means anywhere that the Company does business, including, but not limited to, developing, marketing, or selling its products, or had active plans to do business during Executive’s employment with the Company;

vii.       “Non-Compete Period” shall include the period of Executive’s employment with the Company, as well as a period of twelve (12) months after such employment is terminated, regardless of the reason for such termination;

viii.      “Non-Solicitation Period” shall include the period of Executive’s employment with the Company, as well as a period of twenty-four (24) months after such employment is terminated, regardless of the reason for such termination; and

ix.        “Directly or indirectly” shall be construed such that the covenants in this Agreement shall apply equally to Executive whether conduct is performed individually, through other individuals, or as a partner, shareholder, officer, director, manager, employee, salesman, independent contractor, broker, agent, or consultant for any other individual, partnership, firm, corporation, company, or other entity.

(c)        Non-Solicitation.  During the Non-Solicitation Period, to the fullest extent permitted by law, Executive agrees not to directly or indirectly engage in the following prohibited conduct: for or on behalf of any Competitor or relating to any Competitive Products, solicit, offer products or services to, or accept orders from, or otherwise transact any competitive business with, any member of the Customer Base or any person or entity about whom Executive possessed, or had access to Trade Secret and Confidential Information; attempt to entice or otherwise cause any third party to withdraw, curtail, or cease doing business with the Company, specifically including customers, vendors, and clients, especially when such activities will involve the inevitable use of, or near-certain influence by Executive’s knowledge of, Trade Secret and Confidential Information disclosed to Executive during the course of employment with the Company; disclose to any person or entity the identities, contact information, or preferences of any customers of the Company, or the identity of any other persons or entities having business dealings with the Company; induce any individual who has been employed by or has provided services to the Company within the twelve month (12-month) period immediately preceding Executive’s date of separation from the Company to terminate such relationship with the Company; assist, coordinate, or otherwise offer employment to, accept employment inquiries from, or employ any individual who is or had been employed by the Company at any time within the twelve-month (12-month) period immediately preceding such offer or inquiry; communicate or indicate in any way to any customer, client, or vendor of the Company, prior to Executive’s formal separation from the Company, any interest, desire, plan, or decision to separate from the Company; or otherwise attempt to directly or indirectly interfere with the Company’s business or its relationship with its employees, consultants, vendors, independent contractors, or customers.  Executive acknowledges that the duration and obligations of this Section 9  are reasonably limited and necessary to protect the Company consistent with provisions of Colorado law relating to restrictive covenants and the protection of trade secrets.

(d)        Non-Compete.  By virtue of Executive’s executive role with the Company and for the purpose of protecting the Company’s trade secrets, as a condition of employment and to the fullest extent permitted by law, Executive agrees during the Non-Compete Period not to, directly or indirectly,  act in any Competitive Capacity or adverse to the Company or engage in the following competitive activities: own, manage, operate, control, be employed by (whether as an employee, director, consultant, independent contractor, or otherwise, and whether or not for compensation), or render services in any capacity to a Competitor within the Geographic Territory, especially when such competitive activities will involve the inevitable use of, or near-certain influence by Executive’s knowledge of, Trade Secret and Confidential Information disclosed to Executive during the course of employment with the Company; either for Executive’s own benefit or for or on behalf of any Competitor, within the Geographic Territory or concerning the Customer Base, engage in the research, development, production, sale, or distribution of any Competitive Products; or market, sell, or otherwise offer or provide any Competitive Products within the Geographic Territory.  Executive acknowledges that the duration and obligations of this Section 9  are reasonably limited and necessary to protect the Company consistent with Colorado law relating to restrictive covenants and the protection of trade secrets.

(e)        Survival of Restrictive Covenants.  To the extent permitted by law, the restrictive covenants set forth in this Agreement shall survive the termination of this Agreement and the termination of Executive’s employment for any reason.  Executive’s obligations hereunder are independent and separate covenants undertaken by Executive for the benefit of the

Company, and any alleged breach by the Company of any contractual, statutory, or other obligation shall not excuse or terminate Executive’s obligations hereunder or otherwise preclude the Company from seeking injunctive or other relief.

(f)        Notice of Restrictions.  Executive hereby agrees that prior to accepting employment with any other person or entity during the Non-Solicitation Period or Non-Compete Period, Executive shall provide such prospective employer with written notice of Section 8 and this Section 9, with a copy of such notice delivered promptly to the Company.  Executive acknowledges and agrees that the Company may also provide such notice to any future employer of Executive during the Non-Solicitation Period and Non-Compete Period.

(g)        Specific Enforcement and Injunctive Relief.  Executive acknowledges and agrees that: (i) the purposes of the foregoing covenants, including without limitation the Non-Solicitation and Non-Compete covenants  of Sections 9(c) and 9(d), are to protect the goodwill, legitimate business interests, and Trade Secret and Confidential Information of the Company, its Affiliates, and its business partners; and (ii) because of the nature of the business in which the Company and its Affiliates are engaged, and because of the nature of the Trade Secret and Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company and its Affiliates in the event Executive breached any of the covenants of Section 8 or this Section 9.  Executive understands that these covenants may limit Executive’s ability to earn a livelihood in a Competing Business during the Non-Compete Period; however, Executive acknowledges that the Company would be irreparably injured by a violation of Section 8 or this Section 9, and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under Section 8 or this Section 9.  Accordingly, in addition to other remedies that may be available (including, without limitation, termination of the obligation for the Company to pay compensation or benefits hereunder due to Executive’s failure to comply in all material respects with the restrictive covenants in Section 8,  9(c) or 9(d)), the Company and its Affiliates shall be entitled to specific performance and other necessary and appropriate injunctive relief, without the requirement to post a bond.  Further, if the Company or its Affiliates institute any action or proceeding to enforce any of the provisions of Section 8 or this Section 9, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its Affiliates have an adequate remedy at law other than injunctive relief, and Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law.

(h)        Severability and Continuation.  If any of the covenants set forth in Section 8 or this Section 9 are finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining covenants shall not be affected thereby and shall remain in full force and effect.  Any termination of Executive’s services or of this Agreement shall have no effect on the continuing operation of Section 8 or this Section 9, which shall survive in accordance with their terms.

(i)         Continued Cooperation.  During the Employment Period and following the cessation of Executive’s employment for any reason, Executive shall, upon reasonable notice, (i) furnish such information and assistance to the Company and/or its respective Affiliates, as may reasonably be requested by the Company or such Affiliates, with respect to any matter, project, initiative, or effort for which Executive is or was responsible or has relevant knowledge or had substantial involvement in while employed by the Company under this Agreement, and (ii) cooperate with the Company and their respective Affiliates during the course of all third-party proceedings arising out of the Company, or the Company’s and its respective Affiliates’ business, about which Executive has knowledge or information.

(j)         Intellectual Property Ownership.

i.            Assignment.  As between the Company and Executive, Executive agrees that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas, and trade secrets conceived, discovered, authored, invented, developed, or reduced to practice by Executive, solely or in collaboration with others, during the period of time Executive is in the employ of the Company (including during Executive’s off-duty hours), or with the use of the Company’s equipment, supplies, facilities, or Company Trade Secret and Confidential Information, and any copyrights, patents, trade secrets, mask work rights, or other intellectual property rights relating to the foregoing, except as provided in Section 9(j)(vii) below (collectively, “Inventions”), are the sole property of the Company.  Executive also agrees to promptly make full written disclosure to the Company of any and all Inventions, and to deliver and irrevocably assign fully to the Company all of Executive’s right, title, and interest in and to Inventions upon their creation.  Executive agrees that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence.  Executive further acknowledges that all original works of authorship that are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  Executive understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to Executive as a result of the assignment herein or the Company’s efforts to commercialize or market any such Inventions.

ii.            Pre-Existing Materials.  Executive agrees to inform the Company, in writing, before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets, or other proprietary information or intellectual property rights owned by Executive or in which Executive has an interest prior to, or separate from, Executive’s employment with the Company, including, without limitation, any inventions that meet the criteria set forth in Section 9(j)(vii) below (“Prior Inventions”), into any Invention or otherwise utilizing any Prior Invention in the course of Executive’s employment with the Company.  The Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit any and all such incorporated or utilized Prior Inventions, without restriction, including, without limitation, as part of, or in connection with, such Invention, and to practice any method related thereto.  Executive will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets, or other proprietary information or intellectual property rights owned by any third party into any Invention without prior written consent of the Company and such third party.  Executive has attached a list hereto as Exhibit A describing all Prior Inventions that relate to the Company’s current or anticipated business, products, or research and development or, if no such list is attached, Executive represents and warrants that there are no such Prior Inventions.  Furthermore, Executive represents and warrants that if any Prior Inventions are included on Exhibit A, they will not materially affect Executive’s ability to perform all obligations under this Agreement.

iii.           Moral Rights.  The assignment by Executive to the Company of Inventions under Section 9(j)(i) above includes all rights of attribution, paternity, integrity, modification, disclosure, and withdrawal, and any and all other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”).  To the extent that any Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and/or all such Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

iv.           Maintenance of Records.  Executive agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Executive (whether solely or jointly with others) during the term of Executive’s employment with the Company.  The records will be in the form of notes, sketches, drawings, electronic files, reports, and/or any other format that may be specified by the Company.  As between the Company and Executive, the records are and will be available to and remain the sole property of the Company at all times.

v.            Further Assurances.  Executive agrees to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the Company’s rights in the Inventions in any and all countries, including by disclosing to the Company all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign, and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and by testifying in a suit or other proceeding relating to such Inventions.  Executive further agrees that Executive’s obligations under this Section 9(j)(v) shall continue after the termination of this Agreement.

vi.           Attorney-in-Fact.  Executive agrees that, if the Company is unable because of Executive’s unavailability, mental, or physical incapacity, or for any other reason, to secure Executive’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 9(j)(i) above, then Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright, and mask work registrations with the same legal force and effect as if executed by Executive.  This power of attorney shall be deemed coupled with an interest and shall be irrevocable.

vii.          Exception to Assignments.   EXECUTIVE UNDERSTANDS THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INVENTIONS (AS DEFINED UNDER SECTION 9(j) ABOVE) TO THE COMPANY DO NOT APPLY TO ANY INVENTION THAT EXECUTIVE DEVELOPS ENTIRELY ON EXECUTIVE’S OWN TIME WITHOUT USING THE COMPANY’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION (AN “OTHER INVENTION”), EXCEPT FOR THOSE OTHER INVENTIONS THAT EITHER (I) DIRECTLY RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF SUCH OTHER INVENTION TO THE COMPANY’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE COMPANY OR (II) RESULT FROM ANY WORK THAT EXECUTIVE PERFORMED FOR THE COMPANY.  EXECUTIVE WILL ADVISE THE COMPANY PROMPTLY IN WRITING OF ANY INVENTIONS THAT EXECUTIVE BELIEVES CONSTITUTES AN OTHER INVENTION AND IS NOT OTHERWISE DISCLOSED ON EXHIBIT A TO PERMIT A DETERMINATION OF OWNERSHIP BY THE COMPANY.  ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.  EXECUTIVE AGREES THAT EXECUTIVE WILL NOT INCORPORATE, OR PERMIT TO BE INCORPORATED, ANY OTHER INVENTION OWNED BY EXECUTIVE OR IN WHICH EXECUTIVE HAS AN INTEREST INTO A COMPANY PRODUCT, PROCESS, OR SERVICE WITHOUT THE COMPANY’S PRIOR WRITTEN CONSENT.  NOTWITHSTANDING THE FOREGOING SENTENCE, IF, IN THE COURSE OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, EXECUTIVE INCORPORATES INTO A COMPANY PRODUCT, PROCESS, OR SERVICE AN OTHER INVENTION OWNED BY EXECUTIVE OR IN WHICH EXECUTIVE  HAS AN INTEREST, EXECUTIVE HEREBY GRANTS TO THE COMPANY A NONEXCLUSIVE, ROYALTY-FREE, FULLY PAID-UP, IRREVOCABLE, PERPETUAL, TRANSFERABLE, SUBLICENSABLE, WORLDWIDE LICENSE TO REPRODUCE, MAKE DERIVATIVE WORKS OF, DISTRIBUTE, PERFORM, DISPLAY, IMPORT, MAKE, HAVE MADE, MODIFY, USE, SELL, OFFER TO SELL, AND EXPLOIT IN ANY OTHER WAY SUCH OTHER INVENTION AS PART OF OR IN CONNECTION WITH SUCH PRODUCT, PROCESS, OR SERVICE, AND TO PRACTICE ANY METHOD RELATED THERETO.

10.       Section 409A of the Code.  This Agreement is intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements.  If any provision contained in this Agreement conflicts with the requirements of Section 409A of the Code (or the exemptions intended to apply under this Agreement), this Agreement shall be deemed to be reformed to comply with the requirements of Section 409A of the Code (or the applicable exemptions thereto).  Notwithstanding anything to the contrary herein, for purposes of determining Executive’s entitlement to the payment or receipt of amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, Executive’s employment shall not be deemed to have terminated unless and until Executive incurs a “separation from service” as defined in Section 409A of the Code.  Reimbursement of any expenses provided for in this Agreement shall be made promptly upon presentation of documentation in accordance with the Company’s policies with respect thereto as in effect from time to time (but in no event later than the end of the calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year.  Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code is payable or provided due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the date that is six (6) months after the date of Executive’s separation from service (or, if earlier, the date of Executive’s death).  Any installment payments that are delayed pursuant to this Section 10 shall be accumulated and paid in a lump sum on the first (1st)  day of the seventh (7th)  month following the date of Executive’s separation from service (or, if earlier, upon Executive’s death), and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.  The Severance Benefits are intended not to constitute deferred compensation subject to Section 409A of the Code to the extent such Severance Benefits are covered by (a) the “short-term deferral exception” set forth in Treas. Reg. § 1.409A-1(b)(4), (b) the “two times severance exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(iii), or (c) the “limited payments exception” set forth in Treas. Reg. § 1.409A-1(b)(9)(v)(D).  The short-term deferral exception, the two times severance exception and the limited payments exception shall be applied to the Severance Benefits in order of payment in such manner as results in the maximum exclusion of such Severance Benefits from treatment as deferred compensation under Section 409A of the Code.  Each installment of the Severance Benefits and any other payments or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code shall be deemed to be a separate payment for purposes of Section 409A of the Code.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

11.       Additional Termination and Suspension Provisions.

(a)        If, after the Effective Date, any regulation applicable to the Company is amended or modified, or if any new regulation applicable to the Company becomes effective, and such amended, modified, or new regulation requires the inclusion in this Agreement of a provision not presently included in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent necessary to give effect in this Agreement to any such amended, modified, or new regulation.

(b)        If, after the Effective Date, any regulation applicable to the Company is amended or modified, or if any new regulation applicable to the Company becomes effective, and such amended, modified, or new regulation permits the exclusion of a limitation in this Agreement on the payment to Executive of an amount or benefit provided for presently in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent permissible to exclude from this Agreement any such limitation previously required to be included in this Agreement by a regulation prior to its amendment, modification, or repeal.

12.       Arbitration.  Any claim, dispute, or controversy arising out of, under, in connection with, or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate in Section 12, shall be submitted to binding arbitration before one JAMS arbitrator in Denver, Colorado, in accordance with the JAMS Employment Arbitration Rules and Procedures.  A Party shall initiate the arbitration process by delivering a written request for arbitration to the other Party within the time limits that would apply to the filing of a civil complaint in Colorado state court.  A late arbitration request will be void.  If Executive and the Company are unable to agree upon a single neutral arbitrator within a period of ten (10) calendar days from receipt of a written request for arbitration, the Company will obtain a list of arbitrators from JAMS.  An arbitrator shall thereafter be selected off of this list using the process of alternate strikes, with Executive having the first strike.  The arbitrator shall determine the prevailing party in the arbitration, and the arbitrator’s decision shall be final and binding only on the Parties to this Agreement.  All administrative expenses of arbitration (e.g., arbitrator’s fees, court reporter fees, etc.) will be borne equally by the adverse Parties.  The arbitrator shall have the authority to order any legal and equitable remedy which would be available in a civil or administrative action on the claim(s) at issue, including an award of attorneys’ fees and costs.  Except as may be otherwise provided by the arbitrator, each Party shall bear its own respective attorneys’ fees and costs.  Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This clause shall not preclude the Parties from seeking provisional remedies, including temporary restraining orders and injunctive relief, in aid of arbitration from a court of competent jurisdiction.  THIS ARBITRATION PROVISION IS A WAIVER OF ALL RIGHTS TO A CIVIL JURY OR BENCH TRIAL, TO THE EXTENT ALLOWED BY LAW.

13.       Indemnification and Insurance.  The Parties acknowledge that the Parties have executed an Indemnification Agreement, which shall not be superseded by this Agreement.  To the extent that the Company provides its senior executive officers with coverage under a directors’ and officers’ liability insurance policy, the Company shall provide such coverage to Executive on substantially the same basis.

14.       Notices.  The persons or addresses to which notices, mailings, or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section.  Any notice or other communication given pursuant to the provisions of this Section shall be deemed to have been given (a) if sent by messenger, upon personal delivery to the Party to whom the notice is directed; (b) if sent by reputable overnight courier, one (1) business day after delivery to such courier; (c) if sent by facsimile or email, on the date it is actually received; and (d) if sent by mail, three (3) business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested.  All notices required or permitted to be given hereunder shall be addressed as follows (except as may be provided by written notice from one Party to the other):

If to Executive:	Daniel Stokely To the address specified in the payroll records of the Company, as provided to the Company by Executive.

If to the Company:	Ampio Pharmaceuticals, Inc. 373 Inverness Parkway, Suite 200, Englewood, CO 80112 Attention: Chief Executive Officer

15.       Amendment.  No modifications of this Agreement shall be valid unless made in writing and signed by both Parties.

16.       Miscellaneous.

(a)        Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Executive, Executive’s legal representatives, heirs, and estate and intestate distributees, as well as the Company and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred.  Any such successor of the Company shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Company and Executive’s obligations hereunder shall continue in favor of such successor.

(b)        Severability.  The terms of this Agreement are severable.  If any part of this Agreement is determined to be illegal, invalid, or unenforceable, the remaining parts shall not be affected thereby and the illegal, unenforceable, or invalid part(s) shall be deemed not to be part of this Agreement and the remaining provisions shall continue in full force and effect.  The Parties further agree that any such void or unenforceable provision(s) of this Agreement may be replaced with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the unenforceable provision(s).

(c)        Waiver.  Failure to insist upon strict compliance with any terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the Party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

(d)        Counterparts.  This Agreement may be executed in two or more counterparts by original signature, facsimile, or any generally accepted electronic means (including transmission of a PDF containing executed signature pages), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(e)        Governing Law.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.

(f)        Withholding.  The Company may withhold from any amounts payable to Executive hereunder all federal, state, city, or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(g)        Headings and Construction.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section.  Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise specified.  The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the Parties.  The Company and Executive each acknowledge the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement, and that, accordingly, no part of this Agreement should be construed against either Party based on authorship.

(h)        Entire Agreement.  Except as specifically provided herein, this Agreement contains the entire agreement of the Parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings, or representations relating to the subject matter hereof.

(i)         Attorneys’ Fees.  Each Party shall bear its own attorneys’ fees in the preparation and review of this Agreement.  Should suit or action be instituted to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover its costs and reasonable attorneys’ fees.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed, and Executive has hereunto set Executive’s hand, all as of the Effective Date specified above.

Ampio Pharmaceuticals, Inc.

By:	/s/ Michael Macaluso
Name:	Michael Macaluso
Title:	Chief Executive Officer

Date:	7/9/2019

Executive
/s/ Daniel Stokely
Daniel Stokely

Date:	7/9/2019

Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

X No inventions or improvements

    Additional Sheets Attached

Date:	7/9/2019	/s/ Daniel Stokely
Daniel Stokely

Exhibit B

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made by and between Ampio Pharmaceuticals, Inc., together with its affiliates, shareholders, directors, officers, employees, representatives, predecessors, successors, and assigns (collectively referred to herein as “Employer” or “Released Parties”), and Daniel Stokely, an individual (“Executive”) (collectively the “Parties,” or, each individually, a “Party”).

RECITALS

A.        WHEREAS, Employer and Executive are parties to an Employment Agreement, dated as of July [___], 2019 (the “Employment Agreement”), pursuant to which Executive is eligible, subject to the terms and conditions set forth in the Employment Agreement, to receive certain compensation and benefits in connection with certain terminations of Executive’s services to the Company.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants in this Agreement, in consideration of the Company agreeing to provide the compensation and benefits under Section 6(a)(ii)(B), 6(a)(ii)(C) or Section 6(a)(iii) of the Employment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.0       Separation of Employment.  Employer and Executive agree that Executive’s last day of employment will be ______________ (“Separation Date”).  To assist Executive in Executive’s employment transition, Employer will voluntarily provide Executive with severance pay in exchange for execution of this Agreement and for agreement to the terms set forth herein.

1.1       Effective Date and Revocation Period.  This Agreement shall become effective on the eighth (8th) day following the date on which it is signed by both Parties (the “Effective Date”).  As explained in Section 7 below, this Agreement may be revoked by Executive at any time during the seven (7) day period preceding the Effective Date (“Revocation Period”).

2.0       Compensation.

2.1       Severance Pay.  Employer agrees to provide Executive with severance pay in the amount of $_______________ U.S. Dollars, less applicable statutory wage deductions, taxes, and any deductions (excluding employee benefits deductions) which Executive has authorized (“Severance Pay”), on or within five (5) days of the Effective Date of this Agreement.  The Severance Pay will be in the form that Executive typically receives salary payments from Employer.

2.2       Wage Acknowledgement.  Beyond payments described in this Agreement, Executive acknowledges that, as of the Effective Date, Executive has received all outstanding compensation and accrued but unused vacation or paid time off, if any and applicable, and Employer owes Executive no further compensation, reimbursement, or other remuneration of any type except as provided in this Agreement for any such time.

2.3       Medical Benefits.  Executive’s medical benefits, if any, shall continue through the end of the month in which Executive’s employment ends.  Thereafter, Executive may also be eligible to continue these benefits through COBRA, at Executive’s sole expense.  More information regarding COBRA will follow under separate cover from Employer’s COBRA administrator.

2.4       Tax Liability.  In accordance with the terms of the Severance Pay, the Parties agree to make all necessary and usual reports to the Internal Revenue Service, state taxing authorities, and any similar agencies and to perform all withholdings normally applicable to the type and amount of payment the Executive is to receive as a result of this Agreement.  Executive understands and agrees that any and all federal, state, or local tax liability that may be due or become due because of the Severance Pay is Executive’s sole responsibility, and that Executive will pay any such taxes that may be due or become due, and Executive agrees to bear all tax consequences, if any, attendant upon the payment of the above-recited sums.  Executive further agrees to indemnify, defend, and hold Employer harmless from, any actions, proceedings, claims, judgments, settlements, and/or demands for the payment of any taxes, interest, penalties, levies, or assessments applicable to the Severance Pay under this Agreement.  Employer makes no representation as to the taxability of the amounts paid to Executive.

2.5       Section 409A.  All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the separation pay plan exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), and shall be interpreted in a manner consistent with those exceptions.  Each payment of Severance Pay under the Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A.

3.0       Sufficiency of Consideration.  Employer and Executive specifically agree that the consideration provided to Executive pursuant to this Agreement is good and sufficient consideration for this Agreement and the releases and other covenants and promises made by Executive pursuant to this Agreement.  Executive further understands and agrees that the consideration Executive is receiving in exchange for executing this Agreement is greater than that to which Executive would otherwise be entitled to in the absence of this Agreement.  Should any third party, including any state or federal agency, bring any action or claim against Employer or any of the Released Parties on Executive’s behalf, Executive acknowledges and agrees that this Agreement provides full monetary relief and Executive will not accept any other relief, except as provided in Section 4.3 below.

4.0       General Release of Claims.  In consideration of the promises and covenants made by Employer in this Agreement, and in consideration of the Severance Pay to be paid under this Agreement, Executive agrees:

4.1       Full and Final Release.  Except as otherwise set forth in this Agreement, on behalf of Executive, and Executive’s heirs, successors, and assigns, Executive fully and forever releases and discharges the Released Parties from any and all claims, causes of action, and liabilities, whether individually or part of a class action, occurring prior to the Effective Date and arising out of or relating in any way to Executive’s employment with Employer, including, but not limited to, the recruitment to, offer of, terms and conditions of, and termination of Executive’s employment with Employer.  Executive understands and agrees that this Agreement is a full and complete waiver and release of all claims, including, but not limited to, claims arising under Title VII of the 1964 Civil Rights Act, as amended; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and 1871; 42 U.S.C. §§ 1981, 1982, 1983 and 1985; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act of 1938; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act of 1990; the Equal Pay Act of 1963; the Family and Medical Leave Act of 1993; the Pregnancy Discrimination Act of 1978; the Rehabilitation Act of 1973; the Sarbanes-Oxley Act of 2002; the Consumer Financial Protection Act of 2010, and Section 1057 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd Frank”); the Colorado Anti-Discrimination Act; the Colorado Labor Code; Colorado’s Minimum Wages of Workers Act; the Colorado Wage Equality Regardless of Sex Act; the Colorado Labor Peace Act; Colorado’s Minimum Wage Orders; the Colorado Military Leave/Re-Employment Rights law; the Colorado Job References/Blacklisting law; the Colorado Lawful Off-Duty Activities law; the Colorado Domestic Violence Leave law; the Colorado Parental School Involvement Leave law; the Colorado Equal Pay Law; and/or any other federal, state, local, or common law, statute, decision, order, policy, or regulation establishing or relating to claims or rights of employees, including, but not limited to, any and all claims alleging for compensation, damages, tort, breach of express or implied employment contract, breach of duty of good faith, discrimination, harassment, wrongful discharge, retaliation, intentional and negligent infliction of emotional distress, outrageous conduct, intentional interference with contract or prospective business advantage, defamation, and for any other damages or injuries incurred on the job, in relation to the Executive’s employment or incurred as a result of loss of employment (collectively “Released Claims”).  To the extent permitted by law, Executive also promises never directly or indirectly to bring or participate in any action against any of the Released Parties under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction.

4.2       Claims Not Released.  Excluded from the Released Claims under this Agreement are claims that cannot be waived or released by applicable law.  This Agreement does not limit or otherwise affect Executive’s right to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state, or local government agency or commission (“Government Agency”).  Executive is not waiving any rights that Executive may have to: (a) Executive’s own vested and accrued Executive benefits under Employer’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; (e) challenge the validity of this Agreement; and/or (f) assert any rights or claims that may arise after the Effective Date of this Agreement.  Employer is also not waiving any rights under subparts (c), (d), (e), and (f) of this Section 4.2.

4.3       Government Agencies.  Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any Government Agency, including but not limited to the EEOC, the NLRB, the United States Department of Justice, the SEC, the United States Congress, and any Inspector General of any United States federal agency, or making other disclosures that are protected under the whistleblower provisions of United States federal, state, or local law or regulation; provided that Executive will use Executive’s reasonable best efforts to (1) disclose only information that is reasonably related to such possible violations or that is requested by a  Government Agency; and (2) request that such Government Agency treat such information as confidential.  However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive (or Executive’s heirs, successors, and assigns) shall not be entitled to recover any individual monetary relief or other individual remedies; provided, however, that this waiver is not intended to prohibit the provision of information to the SEC (or other Government Agency) or the receipt of any monetary award authorized by Section 21F-17 of Dodd Frank.

4.4       Future Claims.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will waive, relinquish, diminish, or in any way affect: (i) any rights or claims that may arise after the Effective Date of this Agreement; or (ii) any rights or claims that, as a matter of law, cannot be released or waived.

4.5       Waiver.  In granting the release herein, Executive understands that this Agreement includes a release of all claims known or unknown.  In giving this release, which includes claims which may be unknown to Executive at present, Executive acknowledges that Executive has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims Executive may have against the Released Parties.

5.0       Covenants Regarding Release of Claims.  In relation to the General Release of Claims set forth in Section 4 and its subparts above, Executive agrees as follows:

5.1       No Actions Filed.  Executive represents that as of the Effective Date of this Agreement, Executive has not filed any claim with any court or administrative agency, including, but not limited to, with the EEOC, NLRB, or any other Government Agency, pertaining to any Released Claims or matters covered by this Agreement.

5.2       Filing of Actions.  Executive agrees, to the fullest extent permitted by law, that Executive will not file or pursue, nor cause or permit to be filed or pursued, any action for damages or any other relief against Employer and the Released Parties involving any Released Claim under this Agreement.  Executive further agrees that Executive will neither pursue nor accept any further benefit or consideration from any source whatsoever with respect to any Released Claim, except as otherwise provided in Sections 4.2 and 4.3 above.

5.3       Dismissal.  If any agency, board, or court assumes jurisdiction of any action against the Released Parties arising out of Executive’s employment or any acts related to Executive’s employment with Employer occurring prior to the Separation Date, Executive will, to the greatest extent permitted by law, direct that agency, board, or court to withdraw or dismiss the matter, with prejudice, and will execute any necessary paperwork to effect the withdrawal or dismissal, with prejudice.

5.4       No Assignment. Executive represents and warrants that Executive has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association, or entity whatsoever any of the Released Claims; and Executive acknowledges that Executive cannot and will not attempt to do so pursuant to this Agreement.

5.5       Waiver.  Executive acknowledges that this Agreement applies to all known or unknown, foreseen or unforeseen, injury or damage arising out of or pertaining to Executive’s employment relationship with Employer and its termination, and expressly waives any benefits Executive may have to the contrary.

Executive understands and acknowledges that the significance and consequence of this waiver is that even if Executive should eventually suffer injury or damage arising out of or pertaining to Executive’s employment relationship with Employer and its termination, Executive will not be able to make any claim for those injuries or damages.  Furthermore, Executive acknowledges that Executive consciously intends these consequences even as to claims for injuries or damages that may exist as of the date of the Agreement but which Executive does not know exist and which, if known, would materially affect Executive’s decision to execute this Agreement, regardless of whether Executive’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

6.0       Executive Affirmations.  In combination with the release of claims and the covenants regarding those releases set forth herein, Executive offers the following affirmations:

6.1       No Injuries or Expenses.  Executive affirms that Executive has no known workplace injuries or occupational illnesses and, thus, that Executive has made no claim for illness or injury against, nor is Executive aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by the Executive before or after the execution of this Agreement.  Furthermore, Executive is not aware of any medical expenses for which Medicare has paid and for which the Released Parties are or could be liable now or in the future.  Executive agrees and affirms that, to the best of Executive’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

6.2       Leave Permitted.  Executive further affirms that Executive has been provided and/or has not been denied any leave requested and valid pursuant to applicable law.

6.3       No Retaliation.  Executive further agrees that Executive has not been retaliated against for reporting any allegations of wrongdoing by Employer and the Released Parties, including any allegations of corporate fraud, or for claiming a work-related injury or filing any workers’ compensation claim.

6.4       No Discrimination.  Executive further affirms that all of Employer’s (including its officers, directors, and employees) decisions regarding Executive’s pay and benefits through the Effective Date of this Agreement were not discriminatory based on age, disability, race, sex, religion, national origin, sexual orientation, military status, or any other classification protected by law.

6.5       Accurate Reporting.  Executive further affirms that Executive will accurately report any amounts paid pursuant to this Agreement to the appropriate state or local unemployment benefits authority, if applicable.

7.0       Waiver of Rights under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act of 1990.  Executive specifically understands and acknowledges that because Executive is at least forty (40) years of age, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides Executive the right to bring a claim against Employer if Executive believes that Executive has been discriminated against on the basis of age.

7.1       Executive Rights.  Executive hereby acknowledges and represents that, in accordance with the ADEA, Executive’s execution of this Agreement is voluntary and knowing; this Agreement has been written in a manner that is easy to understand and Executive understands the Agreement; Executive has received a copy of this Agreement; that Employer has advised Executive in writing to consult with an attorney prior to executing this Agreement; that Executive has had the opportunity to ask any questions that Executive may have of legal or other personal advisors of Executive’s choosing; that Executive has had as much time as Executive needs to review and consider this Agreement; and that Executive has received valuable and good consideration to which the Executive is otherwise not entitled in exchange for Executive’s execution of this Agreement.

7.2       Voluntary and Knowing Waiver.  Executive understands the rights afforded to Executive under the ADEA and agrees that Executive will not file any claim or action against Employer or any of the Released Parties based on any alleged violations of the ADEA.  Executive hereby knowingly and voluntarily waives any right to assert a claim for relief under the ADEA, including but not limited to back pay, front pay, attorneys’ fees, damages, reinstatement, or injunctive relief.  Notwithstanding the foregoing, Executive does not waive any ADEA claim which may arise after this Agreement is executed, and nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

7.3       Consideration Period.  Executive understands and acknowledges that the ADEA requires Employer to provide Executive with at least twenty-one (21) calendar days to consider this Agreement (“Consideration Period”) prior to its execution.  Executive acknowledges that Executive was provided with the required Consideration Period and hereby knowingly and voluntarily, after the opportunity to consult with an attorney, either has used the Consideration Period or waives the remainder of the Consideration Period by executing this Agreement.  Executive acknowledges receipt of this Agreement on ______________.

7.4       Revocation Period.  Executive understands that Executive is entitled to revoke this Agreement at any time during the seven (7) days following Executive’s execution of this Agreement.  Executive also understands that any revocation of this Agreement must be in writing and delivered to the attention of Michael Macaluso, Chief Executive Officer, at Employer’s office at 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112 prior to the expiration of the Revocation Period.  Delivery of the revocation should be via email to mmacaluso@ampiopharma.com followed by a hard copy via first class mail.  If Executive revokes this Agreement, no Severance Pay will be made.

8.0       No Admission of Liability.  Executive acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing against Executive by Employer.  Employer specifically asserts that all actions taken with regard to Executive and Executive’s employment were proper and lawful and affirmatively denies any wrongdoing of any kind.

9.0       Confidentiality.  Executive agrees to keep the terms and conditions of this Agreement and the amount of the Severance Pay completely confidential, except that Executive may discuss this Agreement with Executive’s spouse, attorney, accountant, or other professional advisor who may assist Executive in evaluating or reviewing this Agreement or the tax implications of this Agreement.

10.0     Trade Secrets and Confidential Information.  Employer has developed, compiled, and owns certain proprietary techniques and confidential information that have great value in its business.  This information includes, but is not limited to, any and all information (in any medium, including but not limited to, written documents and electronic files) concerning unpublished financial data, marketing and sales data, product and product development information, client lists, rates and preferences, employee lists, equipment programs, contracts, licensing agreements, processes, formulas, trade secrets, inventions, discoveries, improvements, data, know-how, formats, marketing plans, business plans, strategies, forecasts, and supplier and vendor identities, characteristics, and agreements (“Confidential Information”).  Executive has had access to Confidential Information of persons or entities for whom Employer performs services, or from whom Employer or Executive has obtained information (“Customers”).  Confidential Information includes not only information disclosed by Employer or its Customers to Executive in the course of Executive’s employment with Employer, but also information developed or learned by Executive during the course of Executive’s employment with Employer.  Confidential Information is to be broadly defined.

Executive agrees that at all times after Executive’s employment with Employer is terminated, Executive will (i) return to Employer all Confidential Information within Executive’s possession, custody, or control; (ii) hold in trust, keep confidential, and not disclose to any third party or make any use of the Confidential Information of Employer or its Customers; (iii) not cause the transmission, removal, or transport of Confidential Information of Employer or its Customers; and (iv) not publish, disclose, or otherwise disseminate Confidential Information of Employer or its Customers.

This Section 10 is meant to supplement, and not replace, the ongoing and affirmative obligations set forth in Sections 8 and 9 of Executive’s Employment Agreement.

11.0     Non-Disparagement.  Executive agrees that Executive will not utter, publish, or otherwise disseminate any oral or written statement that disparages or criticizes Employer or the Released Parties or Employer’s or the Released Parties’ reputations; provided, however, that nothing in this Agreement shall prevent Executive from communicating with any Government Agency as provided in Sections 4.2 and 4.3 hereof.  Should any third-party employer ask the Company for a reference related to Executive’s employment with the Company, such references shall be forwarded to the Company’s human resources department, which will provide only Executive’s dates of employment and title during employment with the Company.

12.0     Company Property.  On or before Executive’s Separation Date, Executive shall return to Employer all Employer property in Executive’s possession including, but not limited to, keys, key cards, computers, tablets, phones, removable storage media, original and all copies of any written, recorded, or computer-readable information about Employer’s Customers and other clients, if applicable (including, without limitation, all client files and documents), practices, procedures, files, trade secrets, pricing, client lists, product cultivation, or marketing associated with Employer’s business, and/or any other Confidential Information or property owned by Employer.

13.0     No Reliance Upon Representations.  Executive hereby represents and acknowledges that in executing this Agreement, Executive does not rely, and has not relied, upon any representation or statement made by Employer, the Released Parties, or by any of Employer’s past or present shareholders, officers, directors, employees, agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement.

14.0     Entire Agreement; Modification.  Except as otherwise provided herein and/or as set forth in Executive’s Employment Agreement, this Agreement contains the entire agreement between the Parties hereto and supersedes all prior promises, warranties, representations, and oral and written agreements, if any, regarding the subject matter of this Agreement.  The terms of this release are contractual and not a mere recital.  The only way this Agreement may be amended, changed, or waived will be through a written document signed by both Parties.  This Agreement is enforceable by and against each Party and anyone else who has or who obtains rights under this Agreement from either Party.

15.0     Severability.  The terms of this Agreement are severable.  If any part of this Agreement is determined to be illegal, invalid, or unenforceable, the remaining parts shall not be affected thereby and the illegal, unenforceable, or invalid part(s) shall be deemed not to be part of this Agreement.  The Parties further agree that any such void or unenforceable provision(s) of this Agreement may be replaced with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the unenforceable provision(s).

16.0     Construction.  The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the Parties.  Employer and Executive each acknowledge the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement, and that, accordingly, no part of this Agreement should be construed against either Party on the basis of authorship.

17.0     Governing Law.  Any action to enforce this Agreement or any dispute concerning the terms and conditions of this Agreement and the Parties’ performance of the terms and conditions of this Agreement shall be governed by the laws of the State of Colorado.  Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in or around Denver, Colorado before one arbitrator in accordance Executive’s Employment Agreement executed on _______________.  Judgment on the arbitration award may be entered in any court having jurisdiction. This clause shall not preclude the Parties from seeking provisional remedies, including temporary restraining orders and injunctive relief, in aid of arbitration from a court of appropriate jurisdiction.

18.0     Attorneys’ Fees.  Each Party shall bear its own attorneys’ fees in the preparation and review of this Agreement.  Should suit or action be instituted to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees.

19.0     Binding Effect.  This Agreement is binding upon the heirs, successors, and assigns of both Executive and Employer.

20.0     Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument representing the agreement of the Parties to this Agreement.

21.0     Executive Acknowledgement.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT; THAT EXECUTIVE UNDERSTANDS ITS FINAL AND BINDING EFFECT; THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY; THAT EXECUTIVE HAS BEEN GIVEN THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT COUNSEL IN REVIEWING AND EXECUTING THIS AGREEMENT AND THAT EXECUTIVE HAS EITHER CHOSEN TO BE REPRESENTED BY COUNSEL OR HAS VOLUNTARILY DECLINED SUCH REPRESENTATION; THAT EXECUTIVE HAS HAD SUFFICIENT TIME TO REVIEW THIS AGREEMENT; AND THAT EXECUTIVE UNDERSTANDS THE PROVISIONS OF THIS AGREEMENT AND KNOWINGLY AND VOLUNTARILY AGREES TO BE BOUND BY THEM.  EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT BY ENTERING THIS AGREEMENT, EXECUTIVE IS KNOWINGLY AND VOLUNTARILY WAIVING EXECUTIVE’S RIGHTS TO A TRIAL BY JUDGE OR JURY FOR ANY CLAIM COVERED BY THIS AGREEMENT.

[SIGNATURE PAGE TO FOLLOW]

Ampio Pharmaceuticals, Inc.
(“Employer”)

Date: , 20
	By:	Michael Macaluso
	Title:	Chief Executive Officer

Date: , 20
Daniel Stokely
(“Executive”)